Exhibit 99.1

Cord Blood America, Inc. Announces Sale of Stake in stellacure, GmbH to Medivision

LAS VEGAS, October 2, 2012 – Cord Blood America, Inc. (www.cordblood-america.com) (OTC Bulletin Board: CBAI) (“CBAI” or the “Company”) today announced that it has sold its 51% stake in its German subsidiary, stellacure GmbH (“stellacure”) to Medivision mbH, headquartered in Hamburg, Germany (“Medivision”),  for approximately 33,649 Euros or $43,420.  A principal of Medivision was also a minority shareholder in stellacure prior to closure of this deal.  Other minority shareholders, with the exception of the German Red Cross, agreed to sell their positions in stellacure to Medivision pro rata to the terms of CBAI.

“There were primarily three options facing us as we evaluated stellacure; we could continue to invest, we could sell our stake at a highly discounted position, or allow for a bankruptcy filing.  Regarding further investment, we concluded several months ago that we were not going to provide any additional funding to stellacure, and in fact, have not provided any working capital under the terms of the loan agreement since September of 2011” commented Joseph Vicente, President of Cord Blood America. “There was no clear path regarding the additional time or incremental capital stellacure would require to achieve profitability.  In our most recent 2012 second quarter filing, stellacure experienced a 28.3% decline in revenues compared to same period in 2011.  Those revenues accounted for only 6.3% of the total consolidated revenues for the Company, and stellacure was the only operating unit to post an operating loss which totaled over $100,000.   The capital needed to sustain the ongoing operating losses is much better served in our current debt restructuring initiatives which we first announced in early July and continue to focus on as we improve the capital structure of the Company.  In addition to the elimination of the consolidated operating loses, we expect save approximately $40,000 in annual professional service fees.”

Mr. Vicente concluded, “With the decision made not to provide additional funding, we were faced with the imminent filing of bankruptcy if the business was not sold.  With an interested party coming forward to acquire stellacure, we concluded that our ability to secure a waiver against all past and future claims, along with a nominal amount of cash, as the key factors resulting in our decision to sell our stake in stellacure.  The protracted uncertainty surrounding a bankruptcy is something we wanted to avoid as we position CBAI for the future.   Regarding the Company’s financial statements, we are going to take a one time charge in our third quarter, 2012, as we write off a significant portion of the loan to stellacure.  Going forward, we are confident we are a stronger company financially as we eliminate a subsidiary that we believe was not able to produce growth and/or profitability for the foreseeable future.”

About Cord Blood America

Cord Blood America Inc. is the parent company of CorCell Companies, Inc. which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out about Cord Blood America, Inc. and CorCell Companies, Inc., visit our websites: http://www.cordblood-america.com/ for investor information and http://www.corcell.com/ for customer information.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect,'' "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and Cord Blood America's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

Investor Contact:

Hayden IR

Cameron Donahue

Tel: 651-653-1854

Email: cameron@haydenir.com